Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 13 November 2014 relating to the carve-out combined financial statements of the Non-European Folding Carton and Lithographic Printing Business of AGI Global Holdings Cooperatief U.A., which appears in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Southampton, United Kingdom

30 October 2015

PricewaterhouseCoopers LLP, Savannah House, 3 Ocean Way, Ocean Village, Southampton, SO14 3TJ

T: +44 (o) 2380 330 077, F: +44 (o) 2380 202 244, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.